EXHIBIT 99.1

67 WALL STREET, New York — March 21, 2011 — The Wall Street Transcript has just published its Restaurants Report offering a timely review of the sector to serious investors and industry executives. This Special feature contains expert industry commentary through in-depth interviews with public company CEOs, Equity Analysts and Money Managers. The full issue is available by calling (212) 952-7433 or via The Wall Street Transcript Online.

Topics covered: Rising Commodity Costs — Store Sales Growth Trends — Labor Market Constraints

Companies include: Buffalo Wild Wings (BWLD); Yum! (YUM); Applebee’s (DIN); BJ’s (BJRI); Bob Evans Farms (BOBE); Brinker (EAT); and many more.

In the following brief excerpt from the Restaurant Report, expert analysts discuss the outlook for the sector and for investors.

George Naddaff is the CEO of UFood Restaurant Group, Inc. He developed Boston Chicken/Boston Market Corporation into a national franchise brand, and in 1992 he sold it to a group of Blockbuster Inc. executives. In 1993 he shared in its record-setting IPO, with a 143% first-day increase. Mr. Naddaff began his career in food service when he co-founded International Foods, which operated 19 KFC franchises in the Boston area and was sold in 1970.

TWST: Give us a brief historical sketch of the company and a brief snapshot of what’s going on now.

Mr. Naddaff: We’ve been in the game now for about five and a half years. I think I can honestly say to you that we are the leader in this particular space of better-for-you foods. We’ve now contracted with the military, which is a major achievement for our young company. We have two army bases in Aberdeen, Md., and we expect to get a lot more bases in the next few months. We’re in major airports, of course. We’ve tied up another location at Salt Lake City, and we’re working with a few hospitals, increasing our channels of distribution. We are in negotiations with a worldwide retail outlet, which has the potential to take us global. Let me say this to you: I think six years ago the emphasis on people eating better-for-you food was not there. Today highly influential individuals such as our First Lady and Dr. Mehmet Oz are speaking out to this national problem. We are a country dominated by obesity, both in adults and children. I think everything in life is a question of timing. In Boston Chicken the case was about women going back to work, and we were right there at that time with that concept. I believe with all my heart that for the UFood Grill concept, where delicious meets nutritious, the time couldn’t be any better.

TWST: Please tell us a bit more about the nontraditional location model that you’ve been pursuing.

Mr. Naddaff: Quite honestly, we fell into it when Logan Airport was looking for a healthy concept. This was roughly two years ago, and the airport reps visited a number of local downtown stores and told us they had a spot in their new terminal. And for the first time, they wanted to put in a healthy concept. We were awarded the contract, and believe it or not in six months we were doing more volume in our little 800 square feet than McDonald’s, who happened to be located right next door to us. That simply said to me that if you give the traveling public a choice, they will indeed select the healthier alternative, hands down. But you’ve got to give them a choice. So our job, to be honest, is to get into all of these places where existing fast food operations are, and go in with our smart casual concept and bring our food to the consumers. Because believe it or not, when people taste our food, that’s where we win hands down. Our food just tastes great. The choice is easy.

TWST: How many locations do you have now, and how many do you plan to open?

Mr. Naddaff: We plan to open 12 to 14 in the coming year. Most are going to be in nontraditional sites. There will be some traditional sites, but our objective of course is to get into every airport, hospital, college and medical facility. We’re talking to some casinos as well. I feel that we will take our company from where we are right now, with eight units over the next few years to over 50 to 60 units. I think America is ready for our food. I think we’ll be the first guys on the scene with a concept that people can afford and enjoy.

TWST: What’s the competitive landscape like within your niche?

Mr. Naddaff: I’d say anybody who sells food is a competitor of ours, mainly because it is a share-of-stomach issue. If we’re nearby and people are trying to eat healthier, they will select us. We’re going to be there with the first concept that hits all the bases. We haven’t done anything especially dramatic with the food. It’s simply everyone’s favorite food prepared healthier. For instance our burgers can be made with lean bison and low-fat cheese on a multigrain bun. Our “un-fries” are baked, and they are delicious. We don’t even own fryers. We bake, we steam, we grill. We never, ever fry. And people just can’t get enough of our fries. We have many delicious sandwiches, great salads, soups and falafels, just to name a few examples. Believe it or not our falafel is baked, so vegetarians can have a meal. People who favor natural and organic-based foods find what they want at UFood (UFFC). There is something on the menu for everybody.

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